Exhibit 99.2


              FOOD COURT ENTERTAINMENT NETWORK INC.

          Food Court Entertainment Network Will Assume
  Programming and Advertising Sales Responsibility for Cafe USA

            Shopping Mall Television Network Wraps Up
            Relationship with Turner Private Networks

     NEW YORK CITY (Dec. 10, 1996) -- Food Court Entertainment Network, Inc. [Nasdaq, FCENA, FCENU], said today it will assume responsibility for programming and advertising sales for its Cafe USA television service shown in food courts of large shopping malls. The company said it has concluded an eight-month-old programming and sales contractual relationship with Turner Private Networks, Inc. The Time-Warner unit will remain as an equity investor in the network.

     James N. Perkins, President and CEO of Food Court, said:
"We are grateful to Turner for helping Cafe USA get a leg up in creating the network. We now have an increased understanding that we should control the key elements of our relationships with malls, advertisers and shoppers."

     Robert H. Lenz, Chairman of Food Court, said responsibility for Cafe USA programming has been given to Senior Vice President Marc Chalom, a veteran special-interest broadcasting executive formerly with Hearst/ABC and Arts & Entertainment, where he produced over 100 television specials.

     "Marc Chalom has exactly the right feel for this unique type of information and entertainment programming," Mr. Lenz said.
"We will now be able to utilize programming from a wide variety of sources to serve viewers with content that addresses the fact that they are already in a shopping state of mind and have stores at hand to act on information they see on our screens."

     Mr. Perkins said advertising sales would be handled by Food Court under the direction of its Director of Marketing and Advertising Sales, Mark McLaughlin, in cooperation with another major media company that will be identified at a later date. "We are in a niche business that requires pinpoint and careful positioning with advertisers," Mr. Perkins said "Mark McLaughlin, with his strong foundation in media research and effectiveness, has the right tools to help us package our network for the advertising community."

     Mr. McLaughlin noted that during the current holiday season
Cafe USA is delivering in excess of 300,000 viewers per week in its network of shopping malls and "has evolved into a credible and growing medium for the advertising community."

     Mr. Perkins himself is seasoned in the art of identifying
and developing new media concepts, particularly as the innovator of the Home Shopping Show, and as a founding executive of the
Arts and Entertainment (A&E) and Lifetime networks for
Hearst/ABC.
                  ____________________________

     Forward-looking statements in this new release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions and other risk factors inherent in the retail, real estate and entertainment industries and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.